Exhibit 99

News Release

Media Contact:

Doug Holt

312-557-1571

Doug_Holt@ntrs.com

http://www.northerntrust.com

Northern Trust Announces Waddell as Chairman-Elect

Osborn to step down in November after 14 years as Chairman

CHICAGO, July 21, 2009 — William A. Osborn, Chairman and a Director of Northern Trust Corporation and its principal subsidiary, The Northern Trust Company, announced Tuesday his plans to step down from these roles on November 11, 2009, upon completion of 39 years of service with Northern Trust.

Mr. Osborn, who has served as Chairman since October 1995 and ended his tenure as Chief Executive Officer on December 31, 2007, will retain the title of Chairman until November 11, 2009, when he will step down. At that time Frederick H. Waddell, currently Chief Executive Officer and President, will assume the additional title of Chairman.

“The Board and I have been developing a succession plan for several years and now is the right time to make this transition,” Osborn said. “We are confident that Rick has the background, expertise and commitment needed to enable Northern Trust to compete and excel in the changing world of financial services.”

Commenting on the management changes, Mr. Waddell said, “Northern Trust has been incredibly fortunate to have had Bill Osborn’s leadership for nearly 40 years. During Bill’s tenure as Chairman, Northern Trust has experienced unprecedented global growth and financial success. Bill leaves a strong legacy upon which we will continue to build.”

Mr. Osborn, who holds B.A. and M.B.A. degrees from Northwestern University, joined Northern Trust in 1970 and was named Chairman in 1995. He is a Director of Caterpillar Inc., Tribune Company and Abbott Laboratories. He is Chairman of the Chicago Symphony Orchestra Association, and in September will become Chairman of Northwestern University. He serves on a variety of other boards and is a member of numerous other not-for-profit, civic and professional organizations.

Mr. Waddell, who holds a B.A. from Dartmouth College and an M.B.A. from Northwestern University, joined Northern Trust in 1975. He has held leadership positions in Commercial Banking, Strategic Planning and Personal Financial Services. In March 2003, he became head of the Corporate and Institutional Services business unit and, in February 2006, was named President and Chief Operating Officer of Northern Trust. Mr. Waddell was appointed Chief Executive Officer on January 1, 2008. Mr. Waddell is Chairman of the Board of the Kohl Children’s Museum of Greater Chicago, and sits on the Boards of The Art Institute of Chicago, Northwestern University, Federal Reserve Bank of Chicago and Executives’ Club of Chicago. He is also a member of the Commercial Club and Civic Committee and several other professional organizations.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has offices in 18 U.S. states and 15 international locations in North America, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2009, Northern Trust had assets under custody of US$2.8 trillion, and assets under investment management of US$522.3 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.

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